UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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ITEX CORPORATION
(Name of Registrant as Specified In Its Charter)
DAVID POLONITZA WAYNE P. JONES RICHARD POLONITZA GRETA POLONITZA KIRK ANDERSON
(Name Of Person(S) Filing Proxy Statement, If Other Than The Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION

____________, 2012

Dear Fellow Stockholder:

Our shareholder group, consisting of David Polonitza, Wayne Jones, Richard Polonitza, Greta Polonitza, and Kirk Anderson (“ Polonitza Group ”) owns an aggregate of 208,687 shares of common stock of the ITEX Corporation (“ ITEX  ”), representing approximately 5.7% of the voting common stock outstanding of the Company.  We believe that ITEX’s two non-executive directors have not acted in your best interests, as discussed in further detail in the attached Proxy Statement.  Shareholders who own the Common Stock as of the close of business on March 16, 2012 (" Record Date ") will be entitled to vote at the annual meeting of stockholders scheduled to be held at ____________________ on May 14, 2012, beginning at ___________ local time (the “ Annual Meeting ”).  We therefore seek your support at the Annual Meeting for the following:

1.         To elect the our slate of two director nominees (the “ Nominees  ”) to the Board of Directors of ITEX (the “ Board  ”) in opposition to ITEX’s two non-executive incumbent directors whose terms expire at the Annual Meeting; and

2.         To consider and vote on a proposal to ratify the selection of Ehrhardt Keefe Steiner & Hottman PC as the independent registered public accounting firm of ITEX and its subsidiaries for the year ending July 31, 2012.

The Polonitza Group and the Nominees are soliciting proxies from shareholders to elect two (2) directors to the Board, in opposition to the two non-executive directors nominated for election by ITEX.  We are soliciting your proxy in support of the election of Dr. Wayne P. Jones and David Polonitza to ITEX’s Board.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed  GOLD   proxy card today.  The attached Proxy Statement and the enclosed GOLD  proxy card are first being furnished to the stockholders on or about _____________.

As we are only soliciting your proxy in support of two candidates while the Company has three Board members, if you as a shareholder vote using the GOLD   proxy card, you will be disenfranchised in your ability to fill the remaining one seat on the Board. We will not exercise discretionary authority to fill the remaining seat, and the remaining seat will be filled by the Company’s nominee who receives the most votes. If our nominees are elected, we will control the board of directors.  Currently, we have no plans to fill any vacancies on the board as a result of the election of our nominees.

If you have already voted for the incumbent management slate you have every right to change your vote by signing, dating and returning a later dated  GOLD   proxy card or by voting in person at the Annual Meeting.

Your vote is important, no matter how many or how few shares you hold.  If your shares are held in the name of a brokerage firm, bank, or nominee, only they can vote your shares, and only after receipt of your specific instructions.  Accordingly, please return the GOLD   proxy card in the envelope provided by your bank or broker or contact the person responsible for your account and give instructions for such shares to be voted for the Nominees.  Every shareholder should be aware that if such shareholder’s shares are held through a bank, brokerage firm or other nominee, they will not be able to change their vote at the Annual Meeting, unless they obtain a legal proxy from the bank, brokerage firm or other nominee.  Since this is a contested election for directors, there will be broker non-votes.  Broker non-votes occur when a bank or brokerage firm holding shares on behalf of a shareholder does not receive voting instructions from the shareholder by a specified date before the Annual Meeting and the bank or brokerage firm is not permitted to vote those undirected shares on specified matters under applicable stock exchange rules.  Thus, if you do not give your broker specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

If your shares are registered in more than one name, the GOLD   proxy card should be signed and dated by all such persons to ensure that all shares are voted for the Nominees.

Holders of record of shares of Common Stock on the Record Date are urged to submit a proxy, even if such shares have been sold after that date.  The number of shares of Common Stock outstanding as of the Record Date is disclosed in ITEX’s proxy statement.  Each share of Common Stock is entitled to one vote at the Annual Meeting.

If you have any questions or need assistance in voting your shares, please call:

65 Locust Avenue, Third Floor,

New Canaan, CT 06840

Banks and Brokers call collect (203) 972-9300

Shareholders call toll free (877) 972-0090

enhanceitex@investor-com.com

The solicitation is being made by David Polonitza, Wayne Jones, Richard Polonitza, Greta Polonitza and Kirk Anderson not on behalf of the Board of ITEX.

YOU MAY HAVE ALREADY RECEIVED, OR WILL SOON RECEIVE, A PROXY CARD FROM THE COMPANY.   PLEASE RETURN ONLY THE ENCLOSED GOLD PROXY CARD AND DO NOT RETURN ANY COMPANY PROXY CARD UNDER ANY CIRCUMSTANCES.   IF YOU RETURN BOTH PROXY CARDS THERE IS A DANGER THAT YOUR SHARES WILL NOT BE VOTED AS YOU DESIRE BECAUSE ONLY THE LATEST DATED PROXY CARD YOU SUBMIT COUNTS.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting

This Proxy Statement and GOLD proxy card are available at

www.icommaterials.com/enhanceitex

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS	1

BACKGROUND OF THE SOLICITATION	3

REASONS FOR THE SOLICITATION	9

ELECTION OF NOMINEES	14

INFORMATION ABOUT THE NOMINEES	15

SHARE OWNERSHIP OF NOMINEES	16

WHO CAN VOTE AT THE ANNUAL MEETING	17

HOW TO VOTE BY PROXY	17

VOTING AND PROXY PROCEDURES	19

INFORMATION CONCERNING PERSONS WHO MAY SOLICIT PROXIES	20

AUDITORS	20

SOLICITATION OF PROXIES; EXPENSES	20

CERTAIN INFORMATION REGARDING THE POLONITZA GROUP	21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT	23

THE BACKGROUND OF THE NOMINEES OF ITEX’S BOARD	25

COMMITTEE’S OF ITEX’S BOARD	26

BOARD POLICIES AND PRACTICES	29

EXECUTIVE COMPENSATION	30

AUDIT RELATED MATTERS	31

ADDITIONAL INFORMATION	34

YOUR VOTE IS IMPORTANT	35

PLEASE CALL IF YOU HAVE QUESTIONS	36

ANNEX A – INFORMATION ABOUT THE “PARTICIPANTS IN THE SOLICITATION”	A-1

LETTER TO SHAREHOLDERS

Dear Fellow ITEX Shareholders,

The Polonitza Group, led by David Polonitza, owns 208,687 shares, or approximately 5.7% of outstanding voting stock of the Company.  We have owned shares in ITEX since 2004.  We believe substantial appreciation of the stock would have occurred if our plans presented during last year’s annual meeting were initiated. Unfortunately, during the past year, the current Board of Directors has demonstrated what we feel is an absolute disregard for the interests in its public shareholders. At last year’s annual meeting 35% (which was held in December 2010 – 18 months from the currently scheduled 2011 Annual Meeting) of the votes were voted against the incumbent directors. This we feel was an absolute shock to the Board.  But instead of negotiating a solution favorable to all parties, the Board decided to entrench themselves in control by a series of what we feel are unethical and self-dealing transactions.

For example:

1.         The Board adopted a Poison Pill which blocked any outside shareholder from purchasing over 15% of ITEX’s shares outstanding, while excluding shares which they receive from stock grants.

2.         The Board distributed a total of over $1.6 million in restricted stock to employees, the CEO, and a member of ITEX’s board. In fact, the CEO still had a vesting restricted stock plan that was due to fully vest in October 2012. These new restricted shares added on to this plan, resulting in a vesting plan that concludes in the year 2023   – yet he gets to vote all of these shares from the first day and receive dividend payments on these shares !

3.         The Board then “sold” 151,000 shares to franchisees financed by a $605,000 company loan for $4.00 per share (which was below the then current market price of $4.25) but the Board gets to vote these shares!

4.         A few days after selling stock at $4.00 per share, the Company repurchased 92,125 shares for $4.50 a share. In effect the Company bought high and sold low.

The net effect of these transactions was to boost the current Board of Directors control of voting shares, to include insiders and employees of the Company, from approximately 16% last year to now near to 30%. Meanwhile, all existing outside shareholders saw their ownership stakes diluted. ITEX’s stock has underperformed the all of the overall market major market and its peer company since the 2010 Annual Meeting, while the Compensation Committee, headed by Eric Best and John Wade, granted the CEO his largest yearly compensation package ever since he has been with the Company, at over $1 million dollars for fiscal 2011, up from over $428,093 during the prior year! In addition, John Wade himself received total compensation from ITEX Corp. of over $110,000 during fiscal 2011! This in a year where overall revenues were down 2.9% and net income decreasing by over 25%!

The Non-Executive Directors of ITEX, Eric Best and John Wade, are the sole members of the Company’s Compensation Committee, and approved the amendments to the Company’s 2004 Equity Incentive Plan, oversaw significant increases in compensation while the Company’s operating performance declined, and implemented the share distribution plan. The corporate actions that these two directors approved appear to us to be one of the most brazen attempts at Director entrenchment. When shareholder’s approved ITEX’s 2004 Equity Incentive Plan, consisting of 400,000 shares, it took almost 5 years for the Board to distribute these shares, while their non-shareholder approved amendment to the plan, adding another 400,000 to the plan, they distributed all of these shares in less than 7 weeks . We believe that these Directors should be replaced to ensure that there are no future corporate actions performed by these two directors which we feel will lead to further destruction of shareholder value.

We are nominating two independent directors, Dr. Wayne Jones and myself, who will seek to address ITEX’s governance and operational issues (the “Nominees”).

We believe that ITEX is the leader in the barter industry but the Company’s governance issues must be addressed, as these issues have now, in our opinion, significantly impaired the intrinsic value of the Company. If elected at the 2011 Annual Meeting of Shareholders, the nominees would endeavor to work to address the concerns discussed above.

In addition, the transactions referenced above are the subject of pending litigation. Specifically on September 8, 2011, I filed a lawsuit, derivatively on behalf of ITEX, against the existing directors of ITEX (Polonitza v. White (ITEX)). The lawsuit continues to proceed in the Superior Court of Washington, King County.

Our website, www.enhanceitex.com, will be the primary channel over which we will impart information on vital matters.  We encourage shareholders to visit our website regularly and to share their thoughts with us about the ITEX Corporation. We appreciate your vote in this year’s election.

Sincerely yours,

David Polonitza

BACKGROUND OF THE SOLICITATION

On June 4, 2004, Mr. David Polonitza first contacted ITEX Corp. through Alan Zimmelman, ITEX Corporation’s Investor Relations contact.

Mr. Polonitza continued to remain in contact with Alan Zimmelman to discuss general ITEX Corporation information in 2004, 2005 and 2006.

On February 7, 2007, Mr. Polonitza sent a letter to ITEX’s board agreeing with their past decisions to sell their Company-operated locations and to suggest that the company examine returning capital to shareholders as there are few capital requirements to run the business and a lack of acquisition candidates, especially when compared to the valuation of ITEX’s shares at the time.

On July 30, 2007, ITEX Corp. announced a $3.15 million acquisition of more than 2,000 members of the Intagio Trading Network, which added newly acquired corporate-owned and operated offices to ITEX’s franchisee-based Broker Network.

On October 5, 2007, after a conversation with Alan Zimmelman, Mr. David Polonitza sent an email to Steven White, that the Company should explore expanding its board with independent directors to better attract new shareholders, and additionally the Company had too few members on the Audit Committee to be in compliance with Nasdaq Marketplace Rule 4350(d) (2) (A) which requires that the Company's Audit Committee be comprised of at least three members, each of whom are independent. Mr. Polonitza stated that he had no desire to add a member to ITEX’s board in an attempt to change the direction, operation, or vision of the company.  Mr. Polonitza did suggest a candidate to Mr. White if he was ever interested in expanding the board. Mr. White responded to Mr. Polonitza on October 5, 2007, stating: “You are correct in your assessment about the audit committee structure and board requirements for NASDAQ. I assure you, we will immediately expand the board with outside representation as we get closer to the listing requirements” but indicated there were no plans to do so at this time.

On November 1, 2007, Mr. David Polonitza filed a Schedule 13G with the SEC disclosing his Group’s 5% ownership stake in ITEX Corporation.

On December 12, 2007, Western Sizzlin Corporation, a public company, announced its intention to commence an exchange offer for all outstanding shares of ITEX.

On December 14, 2007, Mr. Polonitza attended the ITEX stockholder meeting.  At the board meeting, Mr. White commented on Mr. Polonitza’s suggestion for adding independent board members, but that it could be an issue to discuss at future annual meeting. Mr. Polonitza joined Steven White and Alan Zimmelman for dinner after the stockholder meeting, and had general discussions about the Company to include returns of capital to shareholders and introducing independent board members.

On December 28, 2007, Mr. Polonitza converted his group’s Schedule 13G to a Schedule 13D as a result of the material event of Western Sizzlin Corporation’s unsolicited tender offer for ITEX Corp. The Schedule 13D stated that Mr. Polonitza intended to have discussions with ITEX’s management regarding, among other things, the tender offer, ITEX’s operating performance, and various means of enhancing stockholder value over time.

On January 9, 2008, ITEX announced the purchase of a 15% equity stake in MyTypes.com, a business blogging company for $30,000.

On January 10, 2008, Mr. Polonitza sent a letter to the ITEX Board of Directors, stating that Mr. Biglari’s efforts to alter Steak n Shake’s Board of Directors coupled with Steak n Shake’s deteriorating operating and financial performance currently creates a degree of uncertainty with regards to an appropriate valuation of the Western Sizzlin Corporation due to the significant amount of capital that subsidiaries of the Western Sizzlin Corporation have invested in Steak N Shake common stock.

On January 28, 2008, ITEX announced the purchase of The Barter Company (“ATX”) of Cleveland, Ohio 400 member client list for $325,000.

On May 1, 2008, ITEX Corporation retained Montgomery & Co. as its financial advisor to assist ITEX’s Board of Directors and management in evaluating a range of strategic plans and opportunities to enhance shareholder value.  ITEX stated on page 44 of their 10Q filed on June 3, 2008 that the Company intended to disclose developments with respect to this process once the evaluation of strategic alternatives had been completed or the Company had entered into a material definitive agreement.

On August 7, 2008, ITEX announced the purchase of Intagio Media for $750,000.

On October 1, 2008, David Polonitza was contacted through email by Alan Zimmelman, regarding setting up a phone conversation.  Mr. Polonitza spoke with Mr. Zimmelman the evening of October 1, 2008.  In the course of the phone call between them, Mr. Zimmelman outlined that ITEX had received a potential buyout offer (the potential buyer’s name was not disclosed to Mr. Polonitza) and asked Mr. Polonitza if he would sell his shares at around $1.00 per share (pre-split). He also asked Mr. Polonitza if he would be interested in participating in a going-private transaction with the management of ITEX. Mr. Polonitza indicated that he was potentially interested, but that the price would have to be fair to minority shareholders and much more due diligence would be necessary.

On October 4, 2008, Mr. Polonitza phoned Steven White and they discussed the conversation that Mr. Polonitza had with Mr. Zimmelman. Mr. White in fact said that it could be discussed further at the upcoming annual meeting.

On November 19, 2008, ITEX released its Annual Message From the Chairman. Within the message, Mr. White, ITEX’s Chairman stated: “For a company of our size, being a public company is disproportionately time consuming and expensive. Not only do we pay out several hundred thousand dollars each year for legal, audit, filing and support fees, we also devote hundreds of hours completing the work required for disclosure requirements. We continually seek to balance our desire to create value for stockholders with the need to use our resources wisely.” This was a similar message that Mr. White had mentioned to Mr. Polonitza while Mr. White discussed the possibility of taking ITEX private.

On December 12, 2008, Mr. Polonitza attended the ITEX stockholder meeting. Mr. Polonitza briefly met with Alnesh Mohan and Sanjeev Parsad, at ITEX’s 2008 Annual Meeting.  Mr. White and Mr. Zimmelman invited Mr. Polonitza for dinner after the stockholder meeting, where they had general discussions about the performance of the Company and potential strategic alternatives to include Mr. White’s exploration of taking ITEX private.

On December 19, 2008, ITEX filed an 8-K with the SEC modifying the Company’s bylaws to remove the ability of shareholders to call a special meeting.  The amendment to ITEX’s bylaws to include removing shareholders ability to call a special meeting, was not discussed at the 2008 Annual Meeting or with any member of the Committee to Enhance ITEX prior to the 8-K filing by ITEX.

On January 22, 2009, consistent with Rahul Pagidipati’s philosophy of investing in undervalued securities, Mr. Pagidipati contacted the Board of Directors of ITEX to gauge their interest in exploring a variety of strategic alternatives. Mr. Pagidipati believed his background and education could assist the Company. Mr. Pagidipati added that he would like to set up a conference call to discuss any potential future possibilities. Mr. Pagidipati received no response from his email.

 On May 15, 2009, Mr. Pagidipati called Mr. Polonitza to discuss ITEX Corp.  Mr. Polonitza had never spoken with Mr. Pagidipati prior to that occasion. The conversation consisted of discussing ITEX’s governance, past capital allocations, and operations.

                On August 12, 2009, Mr. Polonitza received an unsolicited call from Mr. Sanjeev Parsad, who identified himself as a holder of ITEX stock.  Mr. Parsad and Mr. Polonitza desired to discuss ITEX’s governance and other issues that he observed taking place at ITEX Corp.

On August 19, 2009, Mr. Polonitza contacted Mr. White to discuss the Company’s direction. Upon conclusion of the conversation, Mr. Polonitza concluded that the Company did not intend to improve its governance, nor execute a transaction in a manner that would be beneficial to all shareholders.

                On September 12, 2009 Mr. Parsad, Mr. Polonitza, and Mr. Pagidipati met in Chicago.  The intent of the meeting was to determine the best way to ensure ITEX Corp. was operating in a manner that maximized shareholder value.

                On September 17, 2009, Mr. Polonitza sent a letter to ITEX nominating three candidates for election as directors at the 2009 Annual Meeting. The three nominees were Mr. David Polonitza, Mr. Alnesh Mohan, and Mr. Rahul Pagidipati. Mr. Polonitza then phoned Mr. White to explain his desire to nominate independent directors to ITEX’s Board and determine the possibility of negotiating with the existing Board of Directors. Mr. White had no desire to negotiate with Mr. Polonitza and concluded the conversation by saying: “You are either with me or against me” to Mr. Polonitza.

On September 23, 2009, Mr. Polonitza, along with Mr. Pagidipati, Corner Market Capital and each of the three entities affiliates combined to file a joint Schedule 13D.  Within the Schedule 13D, the “Polonitza Group” announced their intention to submit nominees to the existing Board of Directors, the reason for the nominations – the Group’s concerns regarding ITEX’s governance and capital allocations, and backgrounds of each of the nominees.

On November 30, 2009, Eric Best, Chairman of the Nomination Committee sent a letter to Mr. Polonitza detailing why the Company would not include his nominees on their upcoming 2009 Annual Meeting slate.

On December 11, 2009, Alnesh Mohan and Sanjeev Parsad attended the ITEX shareholder meeting.  Mr. Parsad proceeded to inquire with ITEX’s Board regarding a number of topics to include: capital needed to be returned to shareholders; if the company was against returning capital to shareholders the company could explore  converting into a holding company structure; displeasure in the board’s actions in removing the ability of shareholders to call a special meeting; we were seeking to avoid a proxy fight and that a dialogue with the board could help to alleviate concerns; ITEX’s stock over the past year had traded in a range that was below what we felt was the Company’s intrinsic value and were disappointed that no shares had been repurchased by the Company or purchased by the Board; and we supported any endeavor that resulted in the franchise network’s success.  Mr. Parsad’s statements regarding capital allocation were viewed unfavorably by members representing ITEX Corp, to include a member of ITEX’s Corporate Counsel who stated that he had tried to find compelling evidence that stock buybacks provide any benefit or value to shareholders and most reports he found say they do not work. Mr. Parsad and another shareholder at the meeting both commented on the fact that most companies buy back stock at a price that is too high to provide value to their shareholders, but at the proper price the exercise can create significant value for shareholders.

On March 9, 2010, ITEX Corporation issued a press release announcing that its Board of Directors had authorized the repurchase of up to $2.0 million of its outstanding common stock.

On March 23, 2010, a letter was sent by the Polonitza Group to ITEX’s Board applauding management for adopting our suggestion of authorizing a share repurchase plan. Issues raised by the group included increasing franchise locations and improving franchise profitability; improving corporate governance; providing additional services to members, managing the SuperMedia relationship; managing cash flow differently; separating the CEO and CFO positions; and improving member retention rates. The letter was attached to a Schedule 13D filed by the Group on April 6, 2010.

On April 1, 2010, Mr. White sent a letter to the Group.  In the letter Mr. White stated he did not desire to speak directly with any members of the Polonitza Group, and to direct all future correspondence to Mr. Alan Zimmelman, the Company’s communications director. Additionally, Mr. White noted if the Polonitza Group was interested in selling all or a portion of its ITEX shares to the Company, they should contact ITEX’s representative at Roth Capital, with the representative’s name and phone number provided.

On April 6, 2010, the group amended its Schedule 13D to report it had owned 12.69% of the outstanding shares of ITEX.

On April 12, 2010, ITEX Corporation filed an amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada that will effect a one-for-five reverse stock split of its common stock.

On May 11, 2010, the Board of Directors of ITEX Corporation declared a cash dividend in the amount of $0.025 per share, payable on June 30, 2010 to stockholders of record as of the close of business on June 15, 2010.

On June 14, 2010, Mr. Parsad sent an email to Mr. White requesting a conference call with the full Board of Directors and members of the group, to include Rahul Pagidipati, Mr. Polonitza, Mr. Mohan and Mr. Parsad. Mr. White requested that we present an agenda for the meeting.

On June 16, 2010, the Polonitza Group emailed an agenda to Mr. White at his request, along with a Memorandum of Understanding which outlined that the Polonitza Group intended to continue to purchase shares in ITEX Corp. and was not seeking to gain any material non-public information from the Board. The agenda included the following topics: the potential to list ITEX’s common stock on the Nasdaq Global Markets; Separation of Chief Financial Officer and Chief Executive Officer duties; The Company’s capital structure and future dividend payouts; ITEX’s Board of Directors composition; Franchisee support and growth plans; SuperMedia agreement and relationship; and Polonitza Group voting.

On June 18, 2010, Mr. White emailed Mr. Parsad stating “Thank you for sending the agenda.   We do not enter into discussions with shareholders about confidential topics” and recommending to us to communicate with the Company’s communications director, Alan Zimmelman. Mr. Parsad responded to Mr. White’s email with the following: “We were extending our hand to the board.  We were hoping that if we could agree on some key components of our common vision for ITEX, we would have been agreeable to supporting current management without seeking any board representation.  It seems as though you guys are resistant to that idea.  I’ll cancel the conference call, and we’ll continue on our current form of contact, either by letter or through Alan.  We’ll leave it to the board to decide what type of relationship they want with their largest shareholder group.”

On July 17, 2010, the Polonitza Group issued an open letter to shareholders announcing its intention to explore alternatives at ITEX’s 2010 Annual Meeting.

               On September 8, 2010, the Polonitza Group filed an amendment to its Schedule 13D, announcing the creation of “The Committee to Enhance ITEX”, the launch of www.enhanceitex.com , and the filing of preliminary proxy materials providing notice of its intent to nominate three directors in opposition to the slate of directors nominated by the Board of Directors, Dr. Wayne P. Jones, Alnesh Mohan, and Sidd Pagidipati.  The Committee to Enhance ITEX also sent a letter informing ITEX of its intention to solicit proxies to elect a slate of three nominees, and demanded registered and beneficial stockholder information under Rule 14a-7 under the Exchange Act.

On September 15, 2010, ITEX sent its stockholder information to the group as provided by Rule 14a-7 under the Exchange Act.

On October 6, 2010, ITEX filed its preliminary proxy statement with the SEC.

On October 18, 2010, the Committee to Enhance ITEX filed its preliminary proxy statement with the SEC detailing its plan to payout of excess capital to shareholders through dividends and share repurchases, list the Company on a Nasdaq exchange, and hire a full-time CFO.

On October 20, 2010, ITEX Corp. files its 10-K for fiscal 2010. The 10-K states that the agreement with Montgomery & Co. ended in 2009.

On October 20, 2010, the Committee to Enhance ITEX announced the mobilization of an executive leadership team to prepare ITEX for a change in the Company’s management if required.

On December 10, 2010, the Company’s nominees are elected during the 2010 Annual Meeting despite 35% of voting shareholders casting their vote for the Committee to Enhance ITEX’s nominees.

From December 20, 2010, David Polonitza contacted Stephen Tollefsen of of Tollefsen Business Law and counsel of ITEX, in an attempt to discuss the issues raised during the 2010 Annual Meeting.  Through a number of telephonic discussions over the subsequent days, it was made clear to Mr. Polonitza that ITEX’s Board did not have a sincere desire to improve the governance of the Company, and Mr. Polonitza concluded that further negotiations at that time would not yield positive outcomes to outside shareholders of the Company.

On February 14, 2011, the Board of Directors of ITEX Corporation approved an amendment to the 2004 Equity Incentive Plan, adding an additional 400,000 shares to the plan.

On March 11, 2011, the Board of Directors of the Company declared a dividend, payable to stockholders of record on March 25, 2011 of one right per each share of outstanding Common Stock of the Company, par value $0.01 per share, to purchase 1/1000th of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company, at a price of $15.00 per share.

In March 2011, the Company issued 197,000 restricted shares to 13 of the Company’s employees, valued at the grant date stock price of $4.25 per share, with a vesting period of 5 years from the date of grant. The fair value of these shares as of the grant date was $837,000.

On March 30, 2011, the Company issued 190,000 restricted shares to the Company’s CEO, valued at the grant date stock price of $4.25 per share, with a vesting period of 11.5 years from the date of grant. The fair value of these shares as of the grant date was $808,000.  The grant first vests 19 shares in October 2013 and then another 19 shares vest annually in October of each subsequent year.

On March 30, 2011, the Company issued 5,000 restricted shares to a consultant who is also a Board of Director, valued at the grant date stock price of $4.25 per share, with a vesting period of one year from the date of grant. The fair value of these shares as of the grant date was $21,000.

On March 30, 2011, the Company sold 151,000 shares of its common stock for $4.00 per share to nineteen members of the ITEX Broker Network.  The aggregate purchase price of $605,000 is payable by six-year promissory notes with interest accruing at 2.44% per annum, the applicable federal rate in effect as of the closing. ITEX will be paid each operating cycle by reducing broker commission checks over the term of the note.  The Company has recorded these notes receivable as contra-equity in the accompanying financial statements.  Until March 30, 2014, the purchased shares may not be sold or transferred and are subject to the terms of a voting agreement, which provides the shares will be voted in accordance with the recommendations of the Board of Directors and an irrevocable proxy be given to the corporate secretary of ITEX.

On April 27, 2011, Mr. Polonitza sent a letter to the Board of Directors to seek clarification on the details of corporate transactions that had been executed. This letter was sent due to the Board of Directors due to the fact that though ITEX had disclosed the general terms of the transactions taking place, the full extent and details of the transactions, to include the terms of the restricted share distribution and share sale to the franchisees until the Company’s filing of its 10Q on June 7, 2011.  The Board did not respond to Mr. Polonitza’s letter.

On August 20, 2011, Mr. Polonitza amended his Schedule 13D to reflect the change in composition of his shareholder group.  Paul Kim, Rahul Pagidipati, Sidd Pagidipati, Pagidipati Family Limited Partnership, Drs. Devaiah and Rudrama Pagidipati, Alnesh Mohan, Sanjeev Parsad, G. Andrew Cooke, MPIC Fund I, LP, MPIC Canadian Limited Partnership, Corner Market Capital U.S., Inc., Corner Market Management Inc., and Corner Market Capital Corporation, were deemed to have left The Polonitza Group.  The group now consisted of Mr. Polonitza, Greta Polonitza, Richard Polonitza, Dr. Wayne Jones, and Kirk Anderson. The existing members of the group ceased to use the name “Committee to Enhance ITEX”.

On September 8, 2011, Mr. Polonitza filed a lawsuit related to the corporate actions performed by the Company during fiscal 2011, derivatively on behalf of ITEX, against the existing directors of ITEX (Polonitza v. White (ITEX)).

On September 12, 2011, the Polonitza Group filed an amendment to its Schedule 13D, announcing the launch of www.enhanceitex.com , and the filing of preliminary proxy materials providing notice of its intent to nominate two directors in opposition to ITEX’s non-executive directors nominated by the Board of Directors, Dr. Wayne P. Jones, and David Polonitza.  Mr. Polonitza also sent a letter informing ITEX of its intention to solicit proxies to elect a slate of two nominees, and demanded registered and beneficial stockholder information under Rule 14a-7 under the Exchange Act.

On September 23, 2011, ITEX sent its stockholder information to the group as provided by Rule 14a-7 under the Exchange Act.

On October 17, 2011, ITEX files its 2011 10-K with the SEC.

On December 1, 2011, ITEX declared in an 8-k filed with the SEC, that the 2011 Annual Meeting of Stockholders will be held on May 14, 2012 and that the record date for shareholders eligible to vote at the meeting will be March 16, 2012.

On February 21, 2012, the Superior Court of Washington, King County, issues an order denying the motion to dismiss in Polonitza v. White (ITEX).

On March 2, 2012,  the Polonitza Group filed an amendment to its Schedule 13D, announcing the filing of preliminary proxy materials providing notice of its intent to nominate two directors in opposition to ITEX’s non-executive directors nominated by the Board of Directors, Dr. Wayne P. Jones, and David Polonitza.  Mr. Polonitza also sent a letter informing ITEX of its intention to solicit proxies to elect a slate of two nominees.

REASONS FOR THE SOLICITATION

o      ITEX’s corporate actions since the 2010 Annual Meeting and Poor Corporate Governance

Despite over 35% of shareholders voting against ITEX’s current set of Directors, the current Board of Directors, specifically the Non-Executive Directors on the Company’s Compensation Committee, ignored all calls for improved corporate governance and in fact made the situation much worse in our opinion through the following actions:

                1. The Board adopted a Poison Pill without shareholder approval which blocked any outside shareholder from purchasing over 15% of ITEX’s shares outstanding, while excluding shares which they receive from stock grants. 1

2. The Board then distributed over $1.6 million in restricted stock to employees, the CEO, and a member of ITEX’s board. In fact, the CEO still had a vesting restricted stock plan that was due to fully vest by October 2012. These new restricted shares added on to this plan, resulting in a vesting plan that concludes in the year 2023.

                3. The Board then sold 151,000 shares to franchisees financed by a $605,000 loan for $4.00 per share (which was below the then current market price of $4.25) but kept the voting rights of those shares for themselves until 2014.  2

4. A few days after selling stock at $4.00 per share, the Company repurchased 92,125 shares for $4.50 a share. In effect the Company bought high and sold low.

ITEX’s Board of Directors consists of three members: Steven White, Eric Best, and John Wade.  Eric Best and John Wade are ITEX’s two Non-Executive Directors. These Non-Executive directors have maintained non-ITEX business relationships for many years in the following manner:

Each of these Directors maintains business relationship with one another and ITEX beyond their role of serving as a non-executive Director:

•           Eric Best was the Chairman of Morse Best Inc., a company that had Steven White as one of its three directors according to Morse Best’s registration data filed with the State of Washington during ITEX’s fiscal 2010. 3  Morse Best had received approximately $100,000 for consulting services while Eric Best has been a member of ITEX’s Board.  Eric Best is also the Chairman and CEO of Mercent Corp.  Mercent Corp. employs John Wade as its Director of Finance. 4

•           John Wade serves as the Director of Finance for Mercent Corp.  Eric Best is the Chairman and CEO of Mercent Corp. Additionally, according to ITEX’s proxy information for fiscal 2009, 2010 and 2011, ITEX retained Mr. Wade as a consultant to assist with internal audit matters.

1 http://www.sec.gov/Archives/edgar/data/860518/000114420411014458/v214520_ex4-1.htm

2 http://www.sec.gov/Archives/edgar/data/860518/000114420411034292/v225177_10q.htm

3 http://www.sos.wa.gov/corps/search_detail.aspx?ubi=602079743

4 Source: http://www.mercent.com/management.aspx

o      Recent stock price performance

ITEX’s stock has significantly lagged all major indices and its only other direct publicly traded competitor, IMS Barter, (a peer company identified by ITEX Corp) over the past year.

ITEX vs. IMS Barter - 1 yr. Chart (Feb 28, 2011 – Feb 29, 2012) Source: Nasdaq.com

ITEX vs. the Russell 2000 and the S&P 500 - 1 yr. Chart (Feb 28, 2011 – Feb 29, 2012) Source: Nasdaq.com

o      Failure to organically grow the Company

ITEX Corp.’s Gross Association and Transaction Fees generated by Franchisees have remained stagnant for the past four years. The Company’s attempt to grow its top line revenue was partly focused on its web service agreements.  Since announcing this initiative in 2009, the Company was able to sign up only two customers, SuperMedia and ITEX Latin America. The bulk of ITEX’s web service agreement revenue originated from the SuperMedia agreement.  On February 28, 2011, the agreement with the Company’s principal web services client, SuperMedia, entered into in February 2009, was terminated.  The web services contract had been responsible for generating approximately 5% of the Company’s total revenues for the six-months ending January 31, 2011. As disclosed in the Company’s 10Q filed on March 10, 2011, due to this contract being terminated by SuperMedia, ITEX will receive some web services revenue in the third quarter of fiscal 2011, but they expected a reduction is gross revenues in subsequent quarters.

o      Increases in CEO compensation as overall Company revenues remain stagnant

Between fiscal 2010 to fiscal 2011, ITEX’s CEO’s total compensation, a responsibility of the Company’s Compensation Committee, increased by over 140%, while the Company’s Revenues decreased by 2.9% and Net Income decreased by over 25%. In addition, John Wade, a member of the compensation committee, and an employee of Eric Best at Mercent Corp., received over $110,000 in total compensation by ITEX during Fiscal 2011.

Fiscal Year	FY 2007	FY 2008	FY 2009	FY 2010	FY 2011

ITEX Corp Total Revenue (in thousands)	$14,171	$15,964	$16,502	$16,925	$16,424
ITEX Corp Net Income (in thousands)	$4,504	$934	$607	$946	$701

CEO Total Compensation (in thousands)	$232	$267	$251	$428	$1,068

CEO Total Compensation as a % of Total Revenue	1.6%	1.7%	1.5%	2.5%	6.5%

CEO Total Compensation as a % of Net Income	5.2%	28.6%	41.3%	45.2%	154.4%

Source:  ITEX  FY2007-2011 10K, Proxy Statement

Additionally, as the Company’s stock price has remained flat over the past 5 years, the CEO’s total compensation has continued to climb.

Source:  ITEX  FY2007-2011 10K, Proxy Statement, Nasdaq.com

OUR PLAN TO MAXIMIZE STOCKHOLDER VALUE

We believe that ITEX is the leader in the retail barter industry and the core franchise business can be revitalized with the help of our highly qualified director nominees.  If elected at the 2011 Annual Meeting of Shareholders, our nominees would, subject to their fiduciary duties, endeavor to work to address the concerns discussed above.  A general outline of the initiatives that our nominees would seek to implement is as follows:

•           Work to undue the corporate actions taken by the current Board of Directors

If elected, our nominees will seek to undue as many of the corporate actions as possible that the Directors has performed during 2011 which we believe were done for entrenchment purposes.  In addition, on September 8, 2011, Mr. Polonitza filed a lawsuit, derivatively on behalf of ITEX, against the existing directors of ITEX (Polonitza v. White (ITEX)). The lawsuit is ongoing in the Superior Court of Washington King County.

 •            Link Compensation practices to Company operating and stock performance.

If elected, our nominees will seek to align compensation practices of ITEX with that of the Company’s overall operating and stock performance.  In our opinion based on the increasing total compensation of the CEO compared to the operating and stock price performance of ITEX, it does not appear that this is taking place.

•           Hire a CFO to improve ITEX’s governance and allow for the CEO to focus on pursuing growth opportunities

By hiring a full-time CFO with prior experience in that position at a public company, the Nominees, on being elected as members of the Board, will focus on improving ITEX’s internal control audits while ensuring that the appropriate corporate governance standards are being maintained. Additionally, the CFO will help shape the overall strategy and direction of ITEX, and instill a financial approach and mindset throughout the organization to help the business increase performance, develop a plan to identify key process level controls, and assess the risks related to the "in-scope" financial processes and key financial systems. The expected cost to hire a full time chief financial officer is no more than $175,000 on an annual basis. Additionally, by freeing up the CEO from his duties as interim CFO, he can focus his time on pursuing growth opportunities for ITEX Corp.

•     Expand ITEX’s Board of Directors to Five Members

Due to the Polonitza Group’s opinion that a three person board of directors is not sufficient to properly fulfill their duties on the critical board committees that must be comprised of independent members: the compensation committee and the audit committee, we will expand the board to five directors. If successful, the Polonitza Group intends to add two independent directors, one of which who would be considered a financial expert to head the Company’s Audit Committee.

•           Focus on organic growth

We will focus on building ITEX’s ability to organically grow the ITEX member network by focusing on franchising, improving the profitability of existing franchisees, ensuring the integrity of the ITEX Marketplace, and increasing the recruitment of national businesses and partners. On August 30, 2011, an ITEX competitor, IMS Barter, announced the launch of a franchise division.  ITEX needs to ensure that their franchise offering is the best in the industry, focusing valuable resources on its improvement and growth.

 Our Nominees have the experience and qualifications to address the Company’s strategic, operational and governance deficiencies.

Our Nominees possess the skill sets required to address the Company’s current needs:

•           Dr. Wayne P. Jones has been a Professor of Business at the University of Louisville, College of Business & Public Administration, Louisville, Kentucky, since 1998.  Dr. Jones has also been CEO of the University Group, a franchise advisory firm, since 1998. Dr. Jones is past CEO of the Pizza Hut Franchise Association, President of KFC Canada, Senior VP of Operations for Arby’s Restaurants, and Vice President Marketing & Development for Tumbleweed Restaurants, Inc.  He also held executive and marketing positions at the H.J. Heinz and General Mills companies.  Dr. Jones is CEO and Managing Director of The University Group, LTD, a management consultancy, and consults with a wide range of clients.  He is an active lecturer in Corporate Strategy, New Venture Creation, New Product Development, Franchising and Marketing Strategy.  He is also a Certified Expert Witness in franchising who serves as an Expert Witness in Marketing and Franchising cases.  Dr. Jones holds a Ph.D. from Marquette University and an MBA from the University of Louisville. He brings significant business and franchise experience and he will work to address ITEX’s franchise operations.

•           David Polonitza has been the Chief Operating Officer of AB Value Management LLC, an investment management firm, since 2011.  From 2002 to 2010, Mr. Polonitza served in the United States Army, attaining the rank of Captain. Mr. Polonitza has a Bachelor of Science degree in Economics from the U.S. Military Academy at West Point and an MBA from the University of Louisville. He brings significant organizational and strategic experience and he will work to address ITEX’s governance issues.

There can be no assurance that even if the Polonitza Group’s nominees are elected, they will be able to successfully carry out the Polonitza Group’s outlined plan to maximize shareholder value.

During 2009, ITEX entered into a Change of Control Agreement with Mr. Steven White, ITEX’s Chairman.  If the Polonitza Group is successful in having its two  nominees elected to ITEX’s Board of Directors, Mr. White would receive a lump sum payment equal to one times his base salary ($250,000 per year) and immediate vesting of all his equity-based compensation (which could result in additional accounting charges).  Additionally, the Polonitza Group is seeking reimbursement from ITEX of all expenses incurred by it in connection with the successful nomination of directors and this solicitation.  Currently, the Polonitza Group estimates these costs at $100,000. Additionally, the Polonitza Group plans to expand ITEX’s board from the current three to five members by adding to fully independent board members. The Polonitza Group intends to ensure that actions to improve the governance of ITEX Corp. will be done in a manner that minimizes costs to shareholders, and will change the compensation structure of the board to ensure that in aggregate the total compensation for ITEX’s board of directors will not exceed $90,000.

In aggregate, ITEX’s current Board of Directors received total compensation in 2011, including compensation received as a director of ITEX, an employee of ITEX, or through service or consulting contracts with ITEX, of $1,209,730 according to ITEX’s 10-K document filed on October 17, 2011. The Polonitza Group anticipates that expanding ITEX’s board to five members, hiring a full-time CFO at a salary commensurate with comparable public companies to ITEX (no greater than $175,000), compensation related to Mr. White’s change of control agreement related to his position on ITEX board of directors ($250,000), and reimbursing the Polonitza Group for their expenses related to this all expenses incurred by it in connection with the successful nomination of directors and this solicitation will have a cash cost of no more than $555,000 in total.

The Polonitza Group believes that cash expenditures related to executing its plan can be funded by ITEX’s current cash on its balance sheet ($5.456 million as of October 31, 2011),  and the anticipated annual net cash provided by operating activities ($.452 million for the three months ending October 31, 2011). It is the Polonitza Group’s opinion that implementing its plan will help to maximize ITEX’s value for all shareholders.

ELECTION OF NOMINEES

When you return the GOLD   proxy card you are only voting for our Nominees.  Each of the Nominees has consented to being named in this Proxy Statement and has agreed to serve as a director, if elected.  The information below concerning age and principal occupation of the Nominees for at least the last five years has been furnished by the respective Nominees.  Except as described in this Proxy Statement, none of the Nominees beneficially owns any Common Stock.

The Polonitza Group  does not expect that any of the Nominees will be unable to stand for election or serve as a director, but if any vacancy in the slate of the Nominees occurs for any reason (including if the ITEX Corporation makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the Nominees), the shares represented by the GOLD   proxy card received by the Polonitza Group  and not properly revoked will be voted for the substitute candidate nominated by the Polonitza Group  in compliance with the rules of the SEC and any other applicable laws and, if applicable, the Bylaws.

                If the Polonitza Group lawfully identifies or nominates substitute nominees before the Annual Meeting, the Polonitza Group will file an amended proxy statement that identifies these substitute nominees, discloses whether such nominees have consented to being named in the revised proxy statement, and include all disclosure requirements required by Items 5(b) and 7 of Schedule 14A with respect to such nominees.

INFORMATION ABOUT THE NOMINEES

Name	Age	Principal Occupation
Dr. Wayne P. Jones	69	Professor, Management Consultant
David Polonitza	32	Chief Operating Officer, AB Value Management, LLC

Dr. Wayne P. Jones

Dr. Wayne P. Jones has been a Professor of Business at the University of Louisville, College of Business & Public Administration, Louisville, Kentucky, since 1998.  Dr. Jones has also been CEO of the University Group, a franchise advisory firm, since 1998. Dr. Jones is past CEO of the International Pizza Hut Franchise Association, President of KFC Canada, Senior VP of Operations for Arby’s Restaurants, Restaurant Division President for Marcus Inc., Senior Vice President, Marketing & Development of Chi-Chi’s Inc., and Founder and Vice President Marketing & Development for Tumbleweed Restaurants, Inc.  He also held executive and marketing positions at the H.J. Heinz and General Mills companies.  Dr. Jones is CEO and Managing Director of The University Group, LTD, a management consultancy, and consults with a wide range of clients.  He is an active lecturer in Corporate Strategy, New Venture Creation, New Product Development, Franchising and Marketing Strategy.  He is also a Certified Expert Witness in franchising who serves as an Expert Witness in Marketing and Franchising cases.  Dr. Jones holds a Ph.D. from Marquette University and an MBA from the University of Louisville. Dr. Jones brings significant business and franchising experience and he will work to improve ITEX’s franchising, national partnerships, and overall operations.  Dr. Jones has not held any directorships at public companies or registered investment companies at any time during the past five years, nor any position in a firm that is a parent, subsidiary, or other affiliate of ITEX.

Dr. Jones has significant experience in franchising, with a proven track record in growing and developing businesses.  As such, Dr. Jones’s business acumen would serve the Board well.  Additionally, Dr. Jones possesses the aptitude and experience to fully understand the legal responsibilities of a director and the governance process of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence, interpersonal and communication skills, courage and inquisitiveness.

David Polonitza

Mr. David Polonitza has been the Chief Operating Officer of AB Value Management LLC, an investment management firm, since 2011.  From 2002 to 2010, Mr. Polonitza served in the United States Army, attaining the rank of Captain. Mr. Polonitza has a Bachelor of Science degree in Economics from the U.S. Military Academy at West Point and an MBA from the University of Louisville. He brings significant organizational and strategic experience and he will work to address ITEX’s governance issues. Mr. Polonitza has not held any position in a firm that is a parent, subsidiary, or other affiliate of ITEX.

Mr. Polonitza has significant organizational and strategic.  As such, Mr. Polonitza’s acumen would serve the Board well.  Additionally, Mr. Polonitza possesses the aptitude and experience to fully understand the legal responsibilities of a director and the governance process of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence, interpersonal and communication skills, courage and inquisitiveness.

SHARE OWNERSHIP OF NOMINEES

The following table contains a summary of the total number of shares of Common Stock of ITEX beneficially owned by the Nominees as of the record date of the 2011 Annual Meeting.

The address for each nominee is listed below.  The information in the following table has been furnished to us by the respective Nominees.  Percentage of beneficial ownership is based upon the outstanding figure of 3,633,276 shares, which was disclosed by the Company within its 10Q filed on December 14, 2011:

Name and Address	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Dr. Wayne Jones 555 South Floyd Street Louisville, Kentucky 45208	-0-	N/A

David Polonitza 54B Sandra Circle, Apt B1 Westfield, NJ 07090	128,640	3.54%

All nominees as a group (three persons)	128,640	3.54%

WHO CAN VOTE AT THE ANNUAL MEETING

The Record Date for determining shareholders entitled to notice of and to vote at the Annual Meeting is March 16, 2012.  Shareholders of ITEX as of the Record Date are entitled to one vote at the Annual Meeting for each share of Common Stock of ITEX, $0.01 par value per share, held on the Record Date.  It is anticipated that the proxy statement that will be filed by ITEX will state the number of shares issued and outstanding on the Record Date.

HOW TO VOTE BY PROXY

To elect the Nominees to the Board, promptly complete, sign, date and mail the enclosed GOLD   proxy card in the enclosed postage-paid envelope.  Whether you plan to attend the Annual Meeting or not, we urge you to complete and return the enclosed GOLD   proxy card.  Please contact our proxy solicitor, InvestorCom, Inc. , toll free at (877) 972-0090  if you require assistance in voting your shares.

Properly executed proxies will be voted in accordance with the directions indicated thereon.  If you sign the GOLD   proxy card but do not make any specific choices, your proxy will vote your shares as follows:

•	"FOR" the election of our two Nominees to the Board of Directors of the Company: Dr. Wayne P. Jones, and David Polonitza.
•	"FOR" the ratification of the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company's independent registered public accounting firm for fiscal 2012.
•	In the discretion of the proxy holders, on any other matters that may properly come before the Annual Meeting.

Rule 14a-4(c)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), governs our use of our discretionary proxy voting authority with respect to a matter that is not known by us a reasonable time before our solicitation of proxies.  It provides that if we do not know, a reasonable time before making our solicitation, that a matter is to be presented at the meeting, then we are allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in this Proxy Statement.  If any other matters are presented at the Annual Meeting for which we may exercise discretionary voting, your proxy will be voted in accordance with the best judgment of the persons named as proxies on the attached proxy card.  At the time this Proxy Statement was mailed, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only that entity can vote your shares and only upon its receipt of your specific instructions.  Accordingly, please contact the person responsible for your account at such entity and instruct that person to execute and return the GOLD proxy card on your behalf.  You should also sign, date and mail the voting instruction that your broker or banker sends you (or, if applicable, vote by following the instructions supplied to you by your bank or brokerage firm, including voting by telephone or via the Internet).  Please do this for each account you maintain to ensure that all of your shares are voted.

A large number of banks and brokerage firms are participating in a program that allows eligible shareholders to vote by telephone or via the Internet.  If a shareholder’s bank or brokerage firm is participating in the telephone voting program or Internet voting program, then such bank or brokerage firm will provide the shareholder with instructions for voting by telephone or the Internet on the voting form.  Telephone and Internet voting procedures, if available through a shareholder’s bank or brokerage firm, are designed to authenticate shareholders’ identities to allow shareholders to give their voting instructions and to confirm that their instructions have been properly recorded.  Shareholders voting via the Internet should understand that there might be costs that they must bear associated with electronic access, such as usage charges from Internet access providers and telephone companies.  If a shareholder’s bank or brokerage firm does not provide the shareholder with a voting form, but the shareholder instead receives our GOLD   proxy card, then such shareholder should mark our GOLD   proxy card, date and sign it, and return it in the enclosed envelope.

VOTING AND PROXY PROCEDURES

The Board currently consists of three (3) individuals, each serving a term of one year.  Under the current structure, if elected, the Nominees would each serve for a one-year term expiring in 2012 along with one of the existing ITEX Directors. The Polonitza Group is focusing on the replacement of the current Non-Executive Directors, namely Eric Best and John Wade, allowing for the continuing service on the Board of ITEX’s Executive Director, Steven White.  Shareholders of ITEX are not permitted to cumulate their votes for the election of directors.

As we are only soliciting your proxy in support of two candidates while the Company has three Board members, if you as a shareholder vote using the GOLD   proxy card, you will be disenfranchised in your ability to fill the remaining one seat on the Board. We will not exercise discretionary authority to fill the remaining seat, and the remaining seat will be filled by the Company’s nominee who receives the most votes. If our nominees are elected, we will control the board of directors.  Currently, we have no plans to fill any vacancies on the board as a result of the election of our nominees.

The presence, in person or by proxy, of 51 percent of the shares of Common Stock outstanding entitled to vote at the Annual Meeting will constitute a quorum.  Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters before shareholders at the Annual Meeting will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be entitled to vote at the Annual Meeting on those matters as to which authority to vote is not given to the broker ("broker non-votes").  Accordingly, broker non-votes will not affect the outcome of the election of directors, and are not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

At this meeting, proxies relating to "street name" shares will not be voted for the election of directors unless the shareholder gives instructions on how to vote the shareholder’s shares.

The election of the Nominees requires the affirmative vote of a plurality of the votes present in person or represented by proxy at the Annual Meeting.  Assuming the presence of a quorum at the Annual Meeting, all other proposals to be voted on at the Annual Meeting will require the affirmative vote of a majority of the Common Stock present in person or represented by proxy at the Annual Meeting.

THE POLONITZA GROUP URGES YOU TO VOTE FOR THE ELECTION OF MESSRS. JONES, AND POLONITZA AS DIRECTORS OF THE COMPANY BY SIGNING, DATING, AND MAILING THE ENCLOSED GOLD   PROXY CARD AS SOON AS POSSIBLE.  PROXIES SOLICITED BY THIS PROXY STATEMENT MAY BE EXERCISED ONLY AT THE ANNUAL MEETING (AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF) IN ACCORDANCE WITH YOUR INSTRUCTIONS AND WILL NOT BE USED FOR ANY OTHER MEETING.

Any proxy may be revoked by you at any time prior to the time a vote is taken by delivering to the Secretary of ITEX a notice of revocation bearing a later date, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person (but attendance at the Annual Meeting will not by itself constitute revocation of a prior delivered proxy).

Only holders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting.  If you were a shareholder of record on the Record Date, you will retain your voting rights for the Annual Meeting even if you sell your shares after the Record Date.  Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares, even if you sell such shares after the Record Date.

ALTHOUGH YOU MAY VOTE MORE THAN ONCE, ONLY ONE PROXY WILL BE COUNTED AT THE ANNUAL MEETING, AND THAT WILL BE YOUR LATEST-DATED, VALIDLY EXECUTED PROXY.

If you have already sent a proxy to management of the Company, you can revoke that proxy by signing, dating and mailing the GOLD proxy card or by voting in person at the Annual Meeting.

IF YOU SIGN THE GOLD PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE COMPANY COMMON STOCK REPRESENTED BY THE GOLD   PROXY CARD FOR THE ELECTION OF MESSRS. JONES AND POLONITZA AS DIRECTORS OF THE COMPANY.

INFORMATION CONCERNING PERSONS WHO MAY SOLICIT PROXIES

Under the applicable regulations of the SEC, The Polonitza Group and each of the Nominees are participants in the Polonitza Group’s solicitation of proxies.  Additional information regarding the participants in the solicitation, including their beneficial ownership of Common Stock, is set forth on Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference.  Information in this Proxy Statement about each participant was provided by that participant.

In connection with the engagement of InvestorCom, Inc. by the Polonitza Group as proxy solicitor of the participants, the Polonitza Group anticipates that certain employees of InvestorCom, Inc. may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of ITEX for the purpose of assisting in the solicitation of proxies for the Annual Meeting.  Approximately 30 employees of InvestorCom, Inc. will solicit holders of the Common Stock in connection with the Annual Meeting.

AUDITORS

The Polonitza Group has no objection to the ratification of the appointment of Ehrhardt Keefe Steiner & Hottman PC as the independent registered public accounting firm for ITEX for the fiscal year ending July 31, 2012.

SOLICITATION OF PROXIES; EXPENSES

Proxies may be solicited by the Polonitza Group by mail, advertisement, telephone, facsimile, telegraph, other electronic means and personal solicitation.  All written soliciting materials, including scripts to be used in soliciting proxies over the telephone, will be filed under cover of Schedule 14A. The Polonitza Group will bear the cost of this solicitation.  The Polonitza Group and employees of InvestorCom, Inc. will directly contact shareholders of ITEX through various communication channels.  The Polonitza Group will seek reimbursement from ITEX of all expenses incurred by it in connection with its nomination of directors and this solicitation.  We do not intend to submit the question of such reimbursement to a vote of security holders of the ITEX.  While no precise estimate of the cost of solicitation can be made at the present time, the Polonitza Group currently estimates that it will spend a total of approximately $100,000 for its solicitation of proxies, including expenditures for attorneys, solicitors and advertising, financial advisors, printing, transportation and related expenses.  As of ___________, the Polonitza Group had incurred proxy solicitation expenses of approximately $_____.  In addition to soliciting proxies by mail, proxies may be solicited in person or by telephone or telecopy or through advertisements.

Banks, brokerage houses, and other custodians and fiduciaries will be requested to forward proxy solicitation material to their customers for whom they hold shares and the Polonitza Group will reimburse them for their reasonable out-of-pocket expenses.

The Polonitza Group will also reimburse brokers, fiduciaries, custodians and other nominees, as well as persons holding stock for others who have the right to give voting instructions, for out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions or authorizations relating to such materials from, beneficial owners of Common Stock.  The Polonitza Group will pay for the cost of these solicitations, but these individuals will receive no additional compensation for these solicitation services.

The Polonitza Group expects to pay InvestorCom, Inc. up to $23,500 for its services in connection with the solicitation of proxies for the Annual Meeting.

CERTAIN INFORMATION REGARDING THE POLONITZA GROUP

Each member of the Polonitza Group is a participant in this solicitation.

Mr. David Polonitza’s current address is 54B Sandra Circle, Apt B1, Westfield, NJ 07090. David Polonitza is Chief Operating Officer of AB Value Management LLC. AB Value Management LLC’s address is 92 West Main Street, Freehold NJ 07728. David Polonitza is the son of Richard Polonitza and Greta Polonitza.  David Polonitza is a citizen of the United States of America.

Mr. Wayne P. Jones’ current address is 2000 Indian Chute, Louisville, Kentucky, 40207, and current business address is 555 South Floyd Street, Louisville, Kentucky  40202. Wayne P. Jones is a professor at the University of Louisville. Wayne P. Jones is a citizen of the United States of America.

Mr. Kirk Anderson’s current address is 7167 Lake Cove Drive, Alexandria, VA  22315.  Kirk Anderson is a Network Engineer at Verizon Federal Network Systems, 1300 North 17th Street, Suite 1200 Arlington, VA 22209. Kirk Anderson is a citizen of the United States of America.

Mr. Richard Polonitza’s current address is 23 Retford Avenue, Cranford, New Jersey, 07016. Richard Polonitza is retired.  Richard Polonitza is the father of David Polonitza and husband of Greta Polonitza. Richard Polonitza is a citizen of the United States of America.

Mrs. Greta Polonitza’s    current address is 23 Retford Avenue, Cranford, New Jersey, 07016. Greta Polonitza is a retired teacher. Greta Polonitza is the wife of Richard Polonitza, and the mother of David Polonitza. Greta Polonitza is a citizen of the United States of America.

As of the date hereof, each of the participants in this solicitation, as members of a “group” for the purposes of Rule 13d-5(b)(1) of the 1934 Act, are deemed to beneficially own an aggregate of 208,687 shares of Common Stock of the Company, consisting of the following:  (1) 128,640 shares held directly by David Polonitza, (2) 71,645 shares held directly by Kirk Anderson, (3) 8,402 shares held directly by Richard and Greta Polonitza. By virtue of the relationships among the participants discussed above and the formation by them of a Section 13(d) group, all the participants, individually, are deemed to beneficially own the 208,687 Shares owned in the aggregate by the Polonitza Group.  For information regarding purchases and sales of securities of the Company during the past two years by the members of the Polonitza Group, see Annex A.

Annex A lists certain information regarding the Polonitza Group including business addresses, ownership of the Common Stock of ITEX and transactions in the Common Stock during the past two years.  As of the Record Date, the Polonitza Group beneficially owned an aggregate of 208,687 shares of the Common Stock, representing approximately 5.7% of the Company’s voting common stock outstanding as of the record date for the 2011 Annual Meeting, March 16, 2012. The participants, however, change or alter their respective investment strategies at any time to increase or decrease their holdings in the Company.

The Polonitza Group reviews its investment in ITEX on a continuing basis.  Depending upon overall market conditions, the Company’s business, affairs and financial position, the price level of the Common Stock, as well as other various factors, The Polonitza Group may take such actions with respect to its investment in ITEX as it deems appropriate in light of the circumstances existing from time to time.  To date, these actions have included engaging in on-going discussions with management, the Board of Directors, other shareholders of the Company and other relevant parties concerning the business and future plans of ITEX generally, and with regard to strategies and actions that The Polonitza Group believes will encourage management and the Board of Directors to maximize shareholder value as well as enhance ITEX’s business, governance, and oversight.

The Polonitza Group ’s actions may also include, without limitation, purchasing additional shares of Common Stock in the open market, in privately negotiated transactions or otherwise.

The Polonitza Group has not, during the last 10 years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Except as set forth herein or in Annex A, neither The Polonitza Group has not within the past year been, a party to any contract, arrangement or understanding with any person with respect to any securities of ITEX including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

There are no material proceedings to which the Polonitza Group or any associate of the Polonitza Group has been party to which is adverse to ITEX or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. Derivatively on behalf of ITEX, Mr. David Polonitza is pursuing a lawsuit against the existing directors of ITEX. Except as described herein, neither Polonitza Group nor any of its respective associates have any interest in the matters to be voted upon at the Annual Meeting, other than an interest, if any, as a shareholder of ITEX.

Except as described herein, in Annex A or The Polonitza Group ’s Schedule 13D filed with the SEC, as amended, neither The Polonitza Group , nor  any of its respective associates: (i) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of ITEX’s last fiscal, or in any currently proposed transaction to which ITEX or any of its subsidiaries is a party where the amount involved was in excess of $120,000; (ii) has been indebted to ITEX or any of its subsidiaries; (iii) has borrowed any funds for the purpose of acquiring or holding any securities of ITEX, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to either any securities of ITEX, any future employment by ITEX or its affiliates, or any future transaction to which ITEX or any of its affiliates will or may be a party; or (iv) is the beneficial or record owner of any securities of ITEX or any parent or subsidiary thereof.

The Polonitza Group has not paid any compensation to Messrs. Jones or Polonitza as a result of their becoming Nominees of The Polonitza Group at the Annual Meeting.  There are no other arrangements or understandings with Messrs. Jones or Polonitza, other than as set forth herein and in The Polonitza Group’s Schedule 13D filed with the SEC, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information that has been provided to the Company regarding the beneficial ownership as of September 30,2011 of the Company’s common stock by (a) each person who is known by the Company to be a beneficial owner of more than five percent of the outstanding common stock of the Company, (b) each director or director nominee of the Company, (c) each of the named executive officers, and (d) all directors and executive officers of the Company as a group.

Name and Address (1) Of Beneficial Owner	Shares (2) Beneficially Owned	Percent (3) of Voting Shares

Current Directors and Executive Officers:
Steven White (4)	577,684	15.9%
Eric Best	25,000	*
John Wade	57,000	1.6%

All current directors and executive officers as a group (3 persons)	659,684	18.1%

Name and Address (1) Of Beneficial Owner	Shares (2) Beneficially Owned	Percent (3) of Voting Shares
Other Beneficial Owners:
Western Sizzlin Corporation (5)	313,040	8.6%
The Polonitza Group (6)	208,687	5.7%

*	Less than one percent.

(1)	Except as noted below, the business address of the current directors and executive officers is c/o ITEX Corporation, 3326 – 160th Ave SE, Suite 100, Bellevue, WA 98008.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable within 60 days of September 30, 2011  are deemed outstanding.  These shares, however, are not deemed outstanding for purposes of computing the ownership of any other person.  To our knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	Percentage of beneficial ownership is based upon the outstanding figure of 3,633,276 shares, which was disclosed by the Company within its 10Q filed on December 14, 2011.
(4)	Mr. White has 203,000 unvested restricted stock awards outstanding.

(5)	The address of Western Sizzlin Corporation is 416 South Jefferson Street, Suite 600, Roanoke, Virginia 24011.

(6)

The latest Schedule 13D filed by the Polonitza Group indicated that 208,687 shares are held by David Polonitza, Richard and Greta Polonitza, Kirk Anderson and Dr. Wayne P. Jones. (the “Polonitza Group”).  The address of Mr. David Polonitza, chairman of the group’s nominating committee, is 54B Sandra Circle, Apt B1, Westfield, NJ 07090

THE BACKGROUND OF THE NOMINEES OF ITEX’S BOARD

Steven White has been a director of the Company and served as its Chairman since February 2003. Mr. White has served as CEO and Interim CFO of the Company since June 2003. Mr. White was President of Lakemont Capital, Ltd., a business advisory firm from 2002 to 2004. He was the Chairman and CEO of Ubarter.com, a public company. Ubarter.com was an on-line payment processor for cashless transactions, originally founded by Mr. White in 1983 as Cascade Trade Association. In June 2000, Mr. White directed the sale of Ubarter.com to Network Commerce, an Internet-based technology infrastructure and services company. From June 2000 to June 2001, Mr. White was a Senior Vice President of Network Commerce.

Eric Best  has been a director of the Company since February 2003. He is the founder of MindCorps, an e-commerce systems integrator acquired by Amazon.com in 1999, and Emercis, an e-commerce tools provider acquired by Impressa in 2000. At Amazon.com, Mr. Best helped establish the company’s third-party seller programs and early partnerships with leading retailers. He is currently founder and CEO of Mercent, a software venture that enables customers such as GUESS?, Liz Claiborne, and Crabtree & Evelyn to sell through leading online merchandising channels. Mr. Best is also founder and Chairman of Seattle-based Morse Best Innovation, a technical marketing agency serving clients such as Microsoft, Lexmark, and WRQ. He is a graduate of Seattle Pacific University and a member of the SPU Entrepreneurial Studies Council and Society of Fellows. Mr. Best served as a director of Ubarter.com from 1999 to 2000.

John A. Wade  has been a director of the Company since February 2003. He has served since May 1998 as Chief Financial Officer of Aptimus, Inc., a leader in online direct marketing located in Seattle, WA. Prior to joining Aptimus, Mr. Wade served as the CFO and COO for Buzz Oates Enterprises, a real estate development company. He also has worked as the controller for A&A Properties, Inc., an asset management corporation and for Labels West, a manufacturing company; as well as an auditor and taxation specialist at McGladrey and Pullen, an international accounting firm. Mr. Wade has a Bachelor of Science degree in business administration with a concentration in accounting from the San Diego State University School of Business and has been a CPA since 1987. Mr. Wade served as a director of Ubarter.com from 1999 to 2000.

Source: http://www.itex.com/aboutus/boardofdirectors.asp

COMMITTEE’S OF ITEX’S BOARD

The Board of Directors represents the interests of ITEX’s stockholders as a whole and is responsible for directing the management of the business and affairs of ITEX.  ITEX’s Board of Directors is currently composed of three members.  Each director currently serves until the next annual meeting of stockholders or until his successor is duly elected and qualified.  ITEX’s bylaws provide that the authorized number of directors may be between three and five, with the exact number to be determined by a majority of ITEX’s Board of Directors or stockholders.

The standing committees of the Board of Directors of the Company are the Audit Committee and the Compensation and Nominating Committee.  ITEX’s Board of Directors may establish other committees to facilitate the management of ITEX’s business.  Below is a description of each committee of the Board of Directors.

Audit Committee

The Audit Committee assists ITEX’s Board of Directors in its oversight of the quality and integrity of ITEX’s accounting, auditing, and reporting practices.  The Audit Committee’s role includes discussing with management the Company’s processes to manage business and financial risk, and for compliance with applicable legal and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation, and oversight of the independent registered public accounting firm engaged to prepare and issue audit reports on ITEX’s financial statements, and conferring with them concerning the scope of their examination of the books and records of the Company.  The Audit Committee relies on the expertise and knowledge of management and the independent accounting firm in carrying out its oversight responsibilities.  The specific responsibilities in carrying out the Audit Committee’s oversight role are set forth in the ITEX Audit Committee Charter, a copy of which is available on the investor relations portion of ITEX’s website at  www.itex.com  .

The Audit Committee consists of Messrs. Wade and Best.

Compensation and Nominating Committee

The Compensation Committee reviews retirement and benefit plans and salaries and incentive compensation to be provided to ITEX’s executive personnel, employees, and consultants, and recommends appropriate compensation and benefit levels.  The Compensation Committee also administers ITEX’s current equity incentive plan, including recommending the issuance of grants and options under the plan to ITEX’s employees, consultants and directors and, in general, oversees general policy matters relating to any compensation plans, including payroll, option, stock, medical and bonus plans.

In its function as Nominating Committee, the Committee is responsible for identifying and recommending to the Board of Directors qualified nominees to become board members and considers stockholder recommendations for nominees to fill Board positions if such recommendations are received.    The Nominating Committee also makes recommendations to the Board of Directors regarding the size and composition of the Board, recommending Board committee assignments, as well as carrying out the duties set forth in the ITEX Nominating Committee Charter.  The ITEX Nominating Committee Charter is available on the investor relations portion of ITEX’s website at  www.itex.com  ..

The Compensation and Nominating Committee consists of Messrs. Wade and Best.

Meetings and Committees of the Board

The Board of Directors held ___ meetings during fiscal 2011 which were attended by all directors.  There were ____ Audit Committee meetings during fiscal 2011 and ____ Compensation & Nominating Committee meeting, which were attended by all committee members.  Directors are encouraged to attend the annual meetings of ITEX stockholders.  All current directors attended the last annual meeting of stockholders.  Below is a table that provides membership and meeting information for each of the Board committees:

Name	Audit	Compensation & Nominating
Mr. Wade	 *	
Mr. Best		 *
Total meetings in fiscal year 2011	___	___

* Committee Chairperson

The standing committees of the Board of Directors of the Company are the Audit Committee and the Compensation and Nominating Committee.  ITEX’s Board of Directors may establish other committees to facilitate the management of ITEX’s business.  Below is a description of each committee of the Board of Directors.

Director Qualifications and Nominations

Minimum Qualifications and Nominating Process

The Nominating Committee has established certain minimum qualifications for directors, including being able to read and understand basic financial statements, being over 25 years of age, having business experience at a policy-making level, and having high moral character.  They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties.  Their service on other boards of public companies should be limited to a number that permits them to perform responsibly all director duties.  The Committee retains the right to modify these minimum qualifications from time to time.

The Committee’s process for identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews the directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term.  Upon receipt of a recommendation from any source, including stockholders, the Committee will take into account whether a Board vacancy exists or is expected or whether expansion of the Board is desirable.  In making this determination, the Committee may solicit the views of all directors.  If the Committee determines that the addition of a director is desirable, it will assess whether the candidate presented should be nominated for Board membership.  The Committee will use its network of contacts to compile a list of potential candidates, which may include candidates that come to the attention of the Nominating Committee through stockholders, search firms or other persons.  While the Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership, candidates nominated to serve as directors should in the Committee’s judgment:

•

be able to represent the interests of the Company and represent fairly and equally all of its stockholders, and not be disposed by affiliation or interest to advance or favor any particular individual, group or class of stockholders or other constituency;

•	possess the background and demonstrated ability to contribute to the Board’s performance of its collective responsibilities, through senior executive management or relevant professional experience;

•	Have a basic understanding of the principal operational and financial objectives and plans and strategies of the Company;

•	be able to contribute to the collective functioning of the Board;

•	be able to devote the time and attention necessary to serve effectively as a director; and

•	be able to attend Board meetings in person without an undue expense burden to the Company.

The Committee will consider whether the nominee must or should be independent, which determination is based upon the Company’s charter and bylaws, applicable securities laws, the rules and regulations of the SEC, applicable NASDAQ rules, and the advice of counsel.  The Committee may also take into consideration whether a candidate’s background and skills meet any specific needs of the Board that the Committee has identified.  The Committee will preliminarily assess the candidate’s qualifications with input from the chief executive officer.  If, based upon its preliminary assessment, the Committee believes that a candidate is likely to meet the criteria for Board membership, the chairman will advise the candidate of the Committee’s preliminary interest and, if the candidate expresses sufficient interest, the chairman, with the assistance of the corporate office, will arrange interviews of the candidate with members of the Committee and with the chief executive officer, either in person or by telephone.  After the members of the Committee and the chief executive officer have had the opportunity to interview the candidate, the Committee will meet to consider whether to recommend to the Board that it nominate the candidate for election to the Board.

The Committee does not have a specific policy regarding the diversity of the Board. Instead, the Nominating Committee considers the Board’s overall composition when considering director candidates who satisfy the factors outlined above, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the Nominating Committee believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Stockholder nominees

The Nominating Committee will consider director candidates recommended by stockholders, provided the recommendations include certain specified information.  In addition, to be timely the recommendation must be received by the Corporate Secretary within the time period prescribed for “Stockholder Proposals” for proposals other than matters brought under SEC Rule 14a-8.

BOARD POLICIES AND PRACTICES

Code of Ethics

ITEX has adopted a Code of Ethics that applies to ITEX’s executive officers, including financial officers and other finance organization employees.  The Code of Ethics is available on the investor relations portion of ITEX’s website at  www.itex.com  .  ITEX’s Board did not grant any waivers of any ethics policies in fiscal 2011 to ITEX’s executive officers.  If ITEX makes any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the code to ITEX’s executive officers, the Company will disclose the nature of such amendment or waiver on that website or in a report on Form 8-K.

Director Compensation Table

The following table sets forth information concerning the compensation of the Company’s non-employee directors for fiscal 2011.

Name	Fees Earned or Paid in Cash	All Other Compensation		Total
Eric Best	$30,000	$	______	$	______
John A. Wade	$30,000		$81,250 (1)		$111,250

(1)	The amount includes consulting fees of $60,000 in cash and $21,250 in stock awards.

Narrative to Director Compensation Table

During fiscal 2011, non-employee directors each received an annual Board retainer of $30,000. No options or restricted stock awards were granted to non-employee directors for services as a director.  No additional payments were made for committee service.  No reimbursements were paid in fiscal 2011 for travel or other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or its committees and Board-related activities.  John Wade was retained by the Company as a consultant to assist with internal audit matters, and was paid consulting fees of $60,000 in cash and $21,250 in stock awards in 2011.  Stock awards for Mr. Wade reflect a restricted stock grant of 5,000 shares on March 30, 2011, valued at the grant date stock price of $4.25 per share. The stock award vests over a one-year service period.  Steven White is an officer of the Company and did not receive separate compensation for services as a director.

EXECUTIVE COMPENSATION

The following table provides summary information about compensation received by ITEX’s Chief Executive Officer (the “named executive officer”) for the fiscal years ended July 31, 2011, July 31, 2010 and July 31, 2009.  The named executive officer did not receive stock options during fiscal years 2011, 2010 and 2009.

Summary Compensation Table*

Name and Principal Position	Year	Salary	Stock Awards (1)	All Other Compen- sation (2)	Total

Steven White, CEO and	2011	$250,000	$807,500	$10,980	$1,068,480
Interim CFO	2010	$235,577	$132,600	$59,916	$428,093

(*)	Columns in the Summary Compensation Table that were not relevant to the compensation paid to the named executive officer were omitted.

(1)

The amount represents the grant date fair value of stock awards, computed in accordance with FASB ASC 718.  The value is based on the closing price of the Company’s common stock on the date of grant. Stock awards for Mr. White in 2011 reflect a restricted stock grant of 190,000 shares granted on March 30, 2011. The award vests over an 11.5 year period, for a value of $70,217 per year.  Stock awards for Mr. White in 2010 reflect a restricted stock grant of 39,000 shares granted on October 8, 2009.  The award vests equally over a 36-month period.

(2)

The 2011 amount includes $10,980 of dividends paid on unvested restricted stock. The 2010 amount includes a “tax gross-up” amount of $57,247 paid as reimbursement for taxes on income realized in connection with the grant of stock awards, $650 of dividends paid on unvested restricted stock, and $2,019 for 401(k) matching contributions.  No “tax gross-up” amounts were paid in 2011.

The above named executive officer did not receive stock option awards during fiscal years 2011 and 2010.  Executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.  Until December 31, 2009, employees were eligible to receive matching 401(k) employer contributions of up to 6.0% of their eligible compensation.    The Company reimburses executive officers for all reasonable business expenses incurred by the officer in connection with the performance of the officer’s duties.

TRANSACTIONS WITH RELATED PERSONS

Other than compensation arising from the employment relationship or transactions involving our chief executive officer described above (See Item 11, “Executive Compensation”), ITEX and its subsidiaries had no transactions during our last fiscal year, nor are there any currently proposed transactions, in which ITEX or its subsidiaries was or is to be a participant, the amount involved exceeded $120,000, and any director or director nominee, executive officer, holder of more than 5% of our common stock or any of their immediate family members, or any promoter or control person, had a material direct or indirect interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that ITEX’s directors and executive officers, and persons who own more than ten percent of our common stock, file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Officers, directors and greater-than-ten percent stockholders are required by the SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Specific due dates have been established by the SEC, and we are required to disclose in this report any failure to file by those dates.

We believe that except for the Pagidipati Family Partnership, which filed a report covering a single transaction from March 2, 2011, three days late and a report covering a single transaction July, 7 2010, thirty eight days late, while a member of a shareholder group with an ownership of greater than ten percent of ITEX’s common stock, due to an outstanding limit order purchase request of stock being executed but not observed until three and thirty eight days respectively after the trade, there has been compliance with all Section 16(a) filing requirements applicable to our officers, directors and ten-percent beneficial owners.

AUDIT RELATED MATTERS

Independent Registered Public Accountants

The firm of Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) has been selected as independent registered public accountants for the Company.    EKS&H has been ITEX’s independent audit firm since 1998.  Among other matters, the Audit Committee concluded that current requirements for audit partner rotation, auditor independence through limitation of services and other regulations affecting the audit engagement process substantially assist in maintaining auditor independence despite the long-term nature of EKS&H’s services to ITEX.  ITEX obtains tax services from another service provider.

Fees Paid to EKS&H (Audit and Non-Audit Fees)

The following table presents fees for professional audit services rendered by Ehrhardt Keefe Steiner & Hottman PC for the audit of ITEX’s annual financial statements for the years ended July 31, 2011 and 2010, and the reviews of the financial statements included in each of ITEX’s quarterly reports on Form 10-Q during the fiscal years ended July 31, 2011 and 2010, and fees billed for other services rendered by Ehrhardt Keefe Steiner & Hottman PC during those periods.

Year Ended July 31	2011	2010

Audit Fees (1)	$108,625	$107,500
Audit Related Fees (2)	5,174	9,030
Tax Fees (3)	—	—

Total	$113,799	$116,530

(1)	Audit Fees include ITEX’s quarterly reviews and performance of ITEX’s annual audit.

(2)

Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of ITEX’s financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, and accounting consultations regarding proposed transactions and acquisitions.

(3)	Tax Fees consist of the aggregate fees billed for professional services rendered by EKS&H for tax compliance, tax advice, and tax planning.

Pre-approval Policies and Procedures

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  The Audit Committee has approved all of the services provided by Ehrhardt Keefe Steiner & Hottman PC referred to above. In some cases, the Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget.  In other cases, a designated member of the Audit Committee may have the delegated authority from the Audit Committee to pre-approve additional services, and then must communicate such pre-approvals to the full Audit Committee.  The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

SHAREHOLDER COMMUNICATION WITH ITEX’S BOARD OF DIRECTORS

You may contact any of ITEX’s directors by writing to them c/o ITEX Corporation, 3326 – 160 th   Ave SE, Suite 100, Bellevue, WA  98008.  You may also send an email to ITEX’s Board at board@itex.com.  Each communication should specify the applicable director or directors to be contacted as well as the general topic of the communication.  ITEX may initially receive and process communications before forwarding them to the applicable director.  ITEX generally will not forward to the directors a shareholder communication that is determined to be primarily commercial in nature, that relates to an improper or irrelevant topic, or that requests general information about ITEX.  Concerns about accounting or auditing matters or communications intended for non-management directors should be sent to the attention of the Chair of the Audit Committee at the email address above.  ITEX’s directors may at any time review a log of all correspondence received by ITEX that is addressed to the independent members of the Board and request copies of any such correspondence.

INDEPENDENCE OF ITEX’S DIRECTORS

The Board of Directors is composed of two non-executive outside directors, who the current Board defines as “independent” and the Chairman and Chief Executive Officer.  Based on information supplied to it by the directors, ITEX’s current Board has affirmatively determined that each of John Wade and Eric Best is “independent” as defined by the NASDAQ Marketplace Rules, and that Steven White, Chairman, Chief Executive Officer and Chief Financial Officer is not.

ADDITIONAL INFORMATION

This Proxy Statement includes quotations from previously published material contained in periodicals and analysts reports, the source of which, including the name of the author and publication and the date of publication, has been cited when used.  We did not seek the consent of the author or publication to the use of any such material as proxy soliciting material, and such material should not be viewed as indicating the support of such third party for the views expressed in this Proxy Statement.  We have not directly or indirectly paid or proposed to make any payments or give any other consideration in connection with the preparation, publication or republication of any such material.

Certain of the information contained in this Proxy Statement is based on publicly available information filed by ITEX and other peer institutions with the SEC.   The Polonitza Group does not have any information that would indicate that any information contained in this Proxy Statement that has been taken from such documents is inaccurate or incomplete.

Some of the statements in this Proxy Statement may constitute "forward-looking statements," which for this purpose include all statements that are not of historical facts.  The actual future financial performance of ITEX could differ materially from those anticipated by these forward-looking statements.

The Polonitza Group is not aware of any other substantive matters to be considered at the Annual Meeting.  However, if any other matter should properly come before the Annual Meeting, The Polonitza Group will vote all proxies held by it in accordance with their best judgment, consistent with federal proxy rules.

YOUR VOTE IS IMPORTANT

1.

Your proxy is important no matter how many shares of Common Stock you own.  Be sure to vote on the GOLD   proxy card.  The Polonitza Group urges you NOT to sign any proxy card which is sent to you by ITEX or any other party.

2.

If you have already submitted a proxy card to ITEX for the Annual Meeting, you may change your vote to a vote "FOR" the election of the Nominees and "Against" ITEX’s slate by signing, dating and returning the enclosed GOLD   proxy card, which must be dated after any proxy card you may previously have submitted to ITEX.   Only your latest dated proxy card for the Annual Meeting will count at the Annual Meeting .

3.

If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the GOLD   proxy card "FOR" election of the Nominees.

4.

If you hold your shares in more than one type of account or your shares are registered differently, you may receive more than one GOLD proxy card.  We encourage you to vote each GOLD   proxy card that you receive.

NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN WE ARE SEEKING YOUR SUPPORT.  PLEASE VOTE FOR MESSRS. JONES AND POLONITZA BY SIGNING, DATING, AND MAILING THE GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.  ONLY YOUR LATEST DATED PROXY COUNTS.  EVEN IF YOU HAVE ALREADY RETURNED A PROXY TO ITEX’S BOARD OF DIRECTORS, YOU HAVE EVERY LEGAL RIGHT TO REVOKE IT BY SIGNING, DATING, AND MAILING THE ENCLOSED GOLD PROXY CARD OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

PLEASE CALL IF YOU HAVE QUESTIONS

If you have any questions or require any assistance, please contact InvestorCom, Inc., Inc., proxy solicitors for The Polonitza Group, at the following address and telephone number:

65 Locust Avenue, Third Floor,

New Canaan, CT 06840

Banks and Brokers call collect (203) 972-9300

Shareholders call toll free (877) 972-0090

enhanceitex@investor-com.com

IT IS IMPORTANT THAT YOU RETURN YOUR PROXY PROMPTLY.  PLEASE SIGN AND DATE YOUR GOLD PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE TO AVOID UNNECESSARY EXPENSE AND DELAY.  NO POSTAGE IS NECESSARY.

ANNEX A

INFORMATION ABOUT THE "PARTICIPANTS IN THE SOLICITATION"

Under applicable SEC regulations, The Polonitza Group and the Nominees are participants in their solicitation of proxies from the Company’s shareholders to vote in favor of the election of the Nominees to the Company’s Board.

The Participants in the proxy solicitation are David Polonitza, Dr. Wayne P. Jones, Richard Polonitza, Greta Polonitza, and Kirk Anderson (collectively, the “Participants”).

  Background of the Nominees

The following is the business address and, where applicable, the principal occupation or employment of each of the Nominees:

Nominees:

Dr. Wayne P. Jones 555 South Floyd Street Louisville, KY 40202

University of Louisville - Professor (1998-present)

The University Group, LTD - Chief Executive Officer (1998-present)

Tumbleweed Restaurants, Inc. - Founding Partner/Vice President Marketing & Development (1997-2000)

International Pizza Hut Franchisee Association - CEO & Executive Director (1993-1997)

Marcus Inc. – Restaurant Division President (1998-1991)

Chi-Chi’s Inc. - Senior Vice President, Marketing & Development (1984-1988)

General Mills, Inc. – Division Vice President (1983-1984)

Arby’s Inc. – Senior Vice President of Operations (1979-1982)

Kentucky Fried Chicken – Director Food Operations, Canada and Mexico (1969-1979)

H.J. Heinz – Brand Manager (1965-1969)

David Polonitza 92 West Main Street Freehold, NJ 07090	AB Value Management LLC, an investment management firm - (2011-present) US Army – Officer (2002 –2010)

Within the past ten years:

(i)           None of the participants has been convicted in a criminal proceeding (excluding traffic violations or other minor offenses); found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any Federal or State securities law; or been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law;

(ii)           No petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar court appointed officer has been appointed for the business or property of any of the participants or (a) any partnership in which a participant was a general partner, or (b) any corporation of which a participant was an executive officer, in either case at or within two years before the time of such filing.

(iii)           None of the participants has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, that permanently or temporarily enjoined any of the following activities: (a) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (b) engaging in any type of business practice; or (c) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(iv)           None of the participants has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right to engage in any activity described in clause (a) of the immediately preceding paragraph or the right to be associated with persons engaged in any such activity;

(v)           None of the participants has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c)any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; and

(vi)          None of the participants has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its member or persons associated with a member.

Transactions in Company Securities

Information relating to any transactions in shares of the Common Stock by members of The Polonitza Group during the past two years is reflected in the table below.  Dr. Wayne P. Jones, has not engaged in any transactions in shares of the Common Stock during the past two years.

Party	Date of Purchase/Sale	Number of Shares of the Common Stock	Buy/Sell	Price Per Share
David Polonitza	2/10/2010	300	Buy	$3.80
	2/17/2010	300	Buy	$3.60
	3/19/2010	200	Buy	$4.05
	4/19/2010	130	Buy	$4.50
	6/17/2010	215	Buy	$4.60
	6/30/2010	350	Buy	$4.40
	9/24/2010	340	Buy	$4.76
	1/24/2011	215	Buy	$4.52
	3/23/2011	450	Buy	$4.35

Kirk Anderson	4/19/2010	260	Buy	$4.50
	6/30/2010	375	Buy	$4.40
	12/22/2010	250	Buy	$4.19

Richard and Greta Polonitza Jt Ten	2/17/2010	220	Buy	$3.62
	12/22/2010	250	Buy	$4.19

Arrangements, Interests and Transactions

No participant in the solicitation by The Polonitza Group is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.  The Polonitza Group has agreed, however, to pay the expenses of the solicitation and, as discussed under "Solicitation of Proxies; Expenses," expects to seek reimbursement from the Company upon completion of the solicitation.

PRELIMINARY COPY SUBJECT TO COMPLETION

ITEX CORPORATION

COMMON STOCK PROXY

2011 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF

DAVID POLONITZA
WAYNE P. JONES

RICHARD POLONITZA

GRETA POLONITZA

KIRK ANDERSON

IN OPPOSITION TO THE BOARD OF DIRECTORS

OF

ITEX CORPORATION

____________________________

THIS PROXY IS SOLICITED ON BEHALF OF THE POLONITZA GROUP

THE BOARD OF DIRECTORS OF ITEX CORPORATION

IS NOT SOLICITING THIS PROXY

PROXY

The undersigned appoints [_____] and [_____], and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of ITEX Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the 2011 Annual Meeting of Stockholders of the Company scheduled to be held at ________________________________ on May 14, 2012, beginning at _____ local time, and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to The Polonitza Group  a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

This proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] Please mark vote as in this example

THE POLONITZA GROUP RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2

1 .	APPROVAL OF THE POLONITZA GROUP’S PROPOSAL TO ELECT DIRECTORS:

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL NOMINEES EXCEPT

Nominees:	Wayne P. Jones David Polonitza	[ ]	[ ]	[ ]

NOTE: If you do not wish for your shares to be voted “FOR” a particular nominee of the Polonitza Group, mark the “FOR ALL NOMINEES EXCEPT” box and write the name(s) of the nominee(s) you do not support on the line below.  Your shares will be voted for the remaining Polonitza Group nominee(s).  You may also withhold authority to vote for one or more additional candidates who have been nominated by the Company by writing the name(s) of the nominee(s) below.

________________________________________________________________________

2 .	APPROVAL OF THE COMPANY’S PROPOSAL TO RATIFY THE SELECTION OF EHRHARDT KEEFE STEINER & HOTTMAN PC AS THE COMPANY’S REGISTERED PUBLIC ACCOUNTING FIRM:

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

DATED:  ____________________________

____________________________________

(Signature)

____________________________________

(Signature, if held jointly)

____________________________________

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

  PRELIMINARY COPY SUBJECT TO COMPLETION

ITEX CORPORATION 2011

ANNUAL MEETING NOTICE:

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 14, 2012

YOUR SHARES CANNOT BE VOTED WITHOUT YOUR SPECIFIC INSTRUCTIONS

VOTING NOW ELIMINATES PHONE CALLS

Please forward your voting instructions as soon as possible using one of the following methods:

Available 24 Hours – 7 Days a Week